Exhibit 99.1

Contact: (Media) Patti Shwayder 303-691-4499 (Investor Relations) Jennifer Martin 303-691-4440

APARTMENT INVESTMENT AND MANAGEMENT COMPANY ANNOUNCES
CHIEF FINANCIAL OFFICER CHANGE;
THOMAS M. HERZOG NAMED SUCCESSOR TO PAUL J. MCAULIFFE
EFFECTIVE FIRST QUARTER OF 2006

DENVER, COLORADO, May 27, 2005

Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) today announced that Paul J. McAuliffe will step down as chief financial officer (CFO) in the first quarter of 2006. Aimco will begin an orderly transition with Thomas M. Herzog, currently Aimco’s chief accounting officer, succeeding Mr. McAuliffe as CFO. Mr. McAuliffe plans to return with his family to his native New Jersey and will continue to support Aimco as an executive vice president (EVP) in various capital markets activities. Mr. McAuliffe joined Aimco in February 1999 as an EVP and assumed the role of CFO in October 1999. During Mr. McAuliffe’s tenure Aimco has grown to a greater than $10 billion enterprise and its shares added to the S&P 500.

Aimco’s Chairman of the Board and Chief Executive Officer, Terry Considine, said, “I would like to express my appreciation and gratitude to Paul for his leadership as chief financial officer over the past seven years. Paul’s new role will focus on key financial strategies that are part of Aimco’s future planning. Paul is a true leader. During his tenure to date he has overseen not just Aimco’s finances but also much of Aimco’s activities. Among Paul’s many accomplishments, he selected Tom Herzog to be Aimco’s chief accounting officer with the expectation that Tom could eventually succeed him as Aimco’s chief financial officer. Paul will continue as CFO through January 2006, allowing for a smooth and orderly transition.”

Prior to joining Aimco, Mr. Herzog served as chief accounting officer and global controller at GE Real Estate. Prior to GE Real Estate, Mr. Herzog worked at Deloitte & Touche for ten years in audit and technical accounting.

Said Mr. McAuliffe, “I have appreciated the opportunity to serve Aimco as CFO and be associated with Terry and the many good and capable people at Aimco. For personal reasons, my family and I would like to return to the New York area. I look forward to my continuing role with Aimco. As for my successor, Tom Herzog is an exceptional talent who has already had a significant and positive impact on Aimco as chief accounting officer. I would expect more of the same when he becomes CFO.”

Aimco will undertake a search for a new chief accounting officer to replace Mr. Herzog.

Mr. McAuliffe’s compensation arrangement for 2005, which has been agreed upon in connection with this new role, is expected to increase costs and reduce Aimco’s funds from operations guidance for 2005 by approximately $1.5 million.

Apartment Investment and Management Company
May 27, 2005

This press release contains forward-looking statements including a projection of reduced funds from operations as a result of increased compensation expense. Actual results may differ materially from Aimco’s guidance and could be affected by a variety of factors including economic conditions, changes in interest rates, competition, and other risks as described in Aimco’s filings with the Securities and Exchange Commission. These forward-looking statements reflect management’s judgment as of this date, and Aimco assumes no obligation to revise or update them to reflect future events or circumstances.

Aimco is a real estate investment trust headquartered in Denver, Colorado that owns and operates a geographically diversified portfolio of apartment communities through 22 regional operating centers. Aimco, through its subsidiaries, operates approximately 1,475 properties, including approximately 260,000 apartment units, and serves approximately one million residents each year. Aimco’s properties are located in 47 states, the District of Columbia and Puerto Rico. Aimco common shares are included in the S&P 500.